Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1] Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered)

Order (I) Confirming SECOND MODIFIED THIRD Amended  Joint
Chapter 11 Plan of REORGANIZATION OF THE HERTZ CORPORATION
AND ITS DEBTOR AFFILIATES and (II) Granting Related Relief

Upon the filing by The Hertz Corporation and its debtor affiliates, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”)2 of the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of The Hertz Corporation and its Debtor Affiliates [Docket No. 5178] (as amended or modified in accordance with its terms, the “Plan”) which is attached hereto as Exhibit A;3 and the Court previously having approved the Disclosure Statement and the solicitation procedures related to the Disclosure Statement and the solicitation of acceptances and rejections of the Plan, in each case pursuant to the Disclosure Statement Order [Docket No. 4111]; and the Court previously having approved the supplement to the Disclosure Statement (the “Supplemental Disclosure”) and continued solicitation of acceptances and rejections of the Plan, in each case pursuant to the Supplemental Disclosure Statement Order [Docket No. 4750];4 and the Debtors having served the Disclosure Statement on the Holders of Claims and Interests pursuant to the Disclosure Statement Order, see Affidavit of Service of Solicitation Materials [Docket Nos. 4520 & 4937] (the “Initial Solicitation Affidavits”); and the Debtors having served the Supplemental Disclosure on certain Holders of Claims and Interests pursuant to the Supplemental Disclosure Statement Order, see Affidavit of Service of Solicitation Materials [Docket No. 4937] (the “Supplemental Solicitation Affidavit,” and together with the Initial Solicitation Affidavits, the “Solicitation Affidavits”); and the Debtors having filed the documents comprising the Plan Supplement on May 25, 2021 and continuing thereafter, see [Docket Nos. 4933, 4954, 5234, & 5236] (collectively, and as may be further amended or supplemented, the “Plan Supplement”); and the Court having considered the record in these chapter 11 cases, the stakeholder support for the Plan evidenced on the record, and in the Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Second Modified Third Amended Joint Plan of Reorganization of The Hertz Corporation and Its Debtor Affiliates, filed on June 8, 2021 [Docket No. 5181] (the “Voting Certification”), the compromises and settlements embodied in and contemplated by the Plan, the briefs and arguments regarding confirmation of the Plan, objections to confirmation of the Plan, the evidence regarding confirmation of the Plan, and a hearing on confirmation of the Plan having commenced on June 10, 2021 (the “Confirmation Hearing”); and after due deliberation:

1               The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928.  Due to the large number of debtors in these chapter 11 cases, which are jointly administered for procedural purposes only, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein.  A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2                Capitalized terms used in this Confirmation Order but not otherwise defined shall have the same meaning as in the Plan, unless the context otherwise requires.

3                The terms of the Plan, as amended or modified, are incorporated into this Confirmation Order as if fully set forth herein.

4                The “Supplemental Disclosure Statement Order” means the Order (I) Approving Selection of Plan Sponsors, (II) Approving Form, Content, and Notice of Disclosure Statement Supplement, (III) Authorizing the Debtors to Continue Solicitation, (IV) Approving Related Procedures and Documents, and (V) Granting Related Relief [Docket No. 4750].

The Court Hereby Finds:5

I.              This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be approved and confirmed. Venue of these proceedings and the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and this Court may enter a final order hereon under Article III of the United States Constitution.

II.             The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

III.            The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

IV.            The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, Disclosure Statement Order, and Supplemental Disclosure Statement Order. The Debtors, Plan Sponsors, Equity Commitment Parties, the Committee, the Committee Members, the Unsecured Notes Trustees, the 7.000% Unsecured Promissory Notes Trustee, and the Holders of Unsecured Funded Debt Claims that elected to exercise Subscription Rights in the Rights Offering participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of the securities offered under the Plan, and are therefore entitled to the protections of section 1125(e) of the Bankruptcy Code.

5               The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such, and to the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

V.            The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances of these Chapter 11 Cases. The Plan is the result of extensive, good faith, arm’s length negotiations among the Debtors and their principal constituencies. The Restructuring Transactions are proposed in good faith, are in the best interests of the estate and maximize value for all stakeholders.

VI.           The modifications to the Plan since solicitation comply in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, do not adversely affect the treatment of any holder of Allowed Claims without their consent, and do not require re-solicitation of votes with respect to the Plan.

VII.          Classes 1 through 10 are Unimpaired pursuant to section 1124 of the Bankruptcy Code because the Plan does not alter the legal, equitable, or contractual rights of the Holders of Claims and Interests in such Classes.

VIII.         The only Impaired Class entitled to vote on the Plan – Class 11 (Existing Hertz Parent Interests) – has voted to accept the Plan.

IX.           In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim and Interest, or any distribution to be made on account of such Allowed Claim or Interest.

X.             Article VIII.C of the Plan describes certain releases granted by the Debtors and their Estates (the “Debtor Releases”). The Debtors have satisfied their burden with respect to the propriety of the Debtor Releases. Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

XI.            Each Class eligible to vote has voted to accept the Plan. All other Classes are Unimpaired and presumed to Accept the Plan. The Plan, including the Debtor Releases contained therein, was negotiated in good faith by sophisticated parties represented by able counsel and financial advisors. The Debtor Releases are therefore the result of an arm’s-length negotiation process.

XII.           The Debtor Releases appropriately offer protection to parties that participated in the Debtors’ restructuring process. Specifically, the Released Parties under the Plan, including: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Debtors’ Estates; (d) each of the Plan Sponsors; (e) the Committee; (f) each of the Committee Members, solely in its capacity as a Committee Member; (g) each of the Equity Commitment Parties; (h) the Unsecured Notes Trustees; (i) the 7.000% Unsecured Promissory Notes Trustee; (j) the ABS Released Parties; (k) the Plan Support Parties; and (l) with respect to each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in its capacity as such, made significant concessions and contributions to the Chapter 11 Cases. The scope of the Debtor Releases is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Releases are appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Releases to the Plan.

XIII.         As such, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitate the Restructuring Transactions and implement the Plan; (b) a good-faith settlement and compromise of the Claims released by Article VIII.C of the Plan; (c) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given, and made, after due notice and opportunity for hearing; (f) appropriately tailored under the facts and circumstances of the Chapter 11 Cases; and (g) a bar to any of the Debtors, the Reorganized Debtors, and the Debtors’ Estates asserting any Claim or Cause of Action released by the Debtor Releases.

XIV.         Article VIII.D of the Plan describes certain releases (the “Third-Party Releases”) granted by the Releasing Parties of the Released Parties. The Third-Party Releases are: (a) consensual; (b) essential to Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases; (e) materially beneficial to, and in the best interests of, the Debtors, the Estates, and Holders of Claims and Interests, and important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in the Chapter 11 Cases; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by the Third-Party Release against any of the Released Parties; and (i) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

XV.          The Third-Party Releases are an integral part of the Plan. Similar to the Debtor Releases, the Third-Party Releases were integral to the formulation of the Plan, including the Restructuring Transactions embodied therein and in this Confirmation Order. The Third-Party Releases were critical in incentivizing the Released Parties to support the Plan and preventing potentially significant and time-consuming litigation. The Third-Party Releases appropriately offer certain protections to parties who constructively participated in the Debtors’ restructuring process by supporting the Plan. Furthermore, the Third-Party Releases are consensual, as the Releasing Parties in interest were provided notice of the Chapter 11 Cases, the Plan, and the deadline to object to Confirmation of the Plan. Additionally, voting creditors and non-voting parties were given the opportunity to opt out of the Third-Party Releases, and the release provisions of the Plan were conspicuous and emphasized with boldface type in the Plan, the Disclosure Statement, and the applicable ballots or opt-out form.

XVI.         The scope of the Third-Party Releases is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Third-Party Releases. Among other things, the Plan provides appropriate and specific disclosure with respect to the claims and Causes of Action that are subject to the Third-Party Releases, and no other disclosure is necessary. The Debtors, as evidenced by the Solicitation Affidavits, provided sufficient notice of the Third-Party Releases, and no further or other notice is necessary. The Third-Party Releases are consistent with established practice in this jurisdiction and others. The Third-Party Releases are specific in language, integral to the Plan, and given for substantial consideration.

XVII.       The Third-Party Releases provide finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. Such releases are a necessary and integral element of the Plan, and are fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests.

XVIII.      The exculpation provision set forth in Article VIII.E of the Plan and incorporated into this Confirmation Order is essential to the Plan. The record in the Chapter 11 Cases supports the exculpation provision set forth in Article VIII.E of the Plan, which is appropriately tailored to protect the Exculpated Parties from unnecessary litigation. The exculpation, including the carveout for actual fraud, willful misconduct, or gross negligence, is consistent with established practice in this jurisdiction and others. The Exculpated Parties subject to the exculpation provision have, and upon entry of this Confirmation Order will be deemed to have, participated in good faith and in compliance with all applicable laws with regard to the distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation or such distributions made pursuant to the Plan.

XIX.        The injunction provision set forth in Article VIII.F of the Plan is essential to the Plan and is necessary to implement the Plan and to preserve and enforce the discharge, the Debtors Releases, the Third-Party Releases, and the exculpation provision in Article VIII.E of the Plan. The injunction provision is fair and reasonable and is appropriately tailored to achieve those purposes.

XX.          Article IV.U of the Plan, as well as the Plan Supplement, appropriately provide for the preservation by the Debtors or the Reorganized Debtors of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released by the Debtors or exculpated under the Plan or this Confirmation Order will be retained by the Reorganized Debtors as provided by the Plan. The Plan is specific and unequivocal with respect to the Causes of Action to be retained by the Reorganized Debtors, and the Plan and the Plan Supplement provide meaningful disclosure with respect to the potential Causes of Action that the Reorganized Debtors may retain, and all parties in interest received adequate notice with respect to such Causes of Action. The provisions regarding Causes of Action in the Plan, and as set forth in the Plan Supplement, are appropriate and in the best interests of the Debtors, their respective Estates, and Holders of Claims and Interests. For the avoidance of any doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtors.

XXI.         The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.G of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan and this Confirmation Order, is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

XXII.        Based on the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

XXIII.      The issuance of the Reorganized Hertz Parent Common Interests, Preferred Stock, and New Warrants is an essential element of the Plan and is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

XXIV.      The New Warrants issued under the Plan and the New Warrants Agreement (and shares of Reorganized Hertz Parent Common Interests issuable upon the valid exercise of the New Warrants) may and shall be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares of Reorganized Hertz Parent Common Interests issued to Holders of Allowed Existing Hertz Parent Interests in Class 11 and the New Warrants (and shares of Reorganized Hertz Parent Common Interests issuable upon the valid exercise of the New Warrants) are, pursuant to Section 1145 of the Bankruptcy Code, exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable federal, state, or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities and (i) will not be a “restricted security” as defined in Rule 144(a)(3) under the Securities Act; and (ii) will, subject to the Reorganized Hertz Parent Organizational Documents, and with respect to the New Warrants, the New Warrants Agreement, be freely tradable and transferable by any holder thereof that (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within 90 days of such transfer, (c) has not acquired the Reorganized Hertz Parent Common Interests or New Warrants from an “affiliate” within one year of such transfer, and (d) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

XXV.       The New Registration Rights Agreement and the New Warrants Agreement are essential elements of the Plan. The terms of the New Registration Rights Agreement and the New Warrants Agreement are reasonable, and the Debtors have provided adequate notice of the material terms thereof. The Debtors and the Reorganized Debtors are authorized, without further approval of this Bankruptcy Court, to execute and deliver all agreements, documents, instruments, and certificates relating to the New Registration Rights Agreement and the New Warrants Agreement and to perform their obligations thereunder in accordance with, and subject to, the terms of those agreements.

XXVI.      The Debtors solicited subscriptions to the Rights Offering in good faith pursuant to the Rights Offering Procedures, applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules and any applicable non-bankruptcy laws, rules, or regulations, and the Rights Offering Procedures (including, without limitation, any releases set forth therein) are fair, equitable, and reasonable and provide for the Rights Offering to be conducted in a manner that is in the best interests of the Debtors, the Estates and holders of Claims and Interests.

XXVII.     The Plan complies with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Securities Act, and all similar federal state and local laws. The purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act.

XXVIII.    With respect to the Third Amended Plan Supplement Supplementing Assumption and Rejection Schedules for Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of The Hertz Corporation and Its Debtor Affiliates [Docket No. 5236] (as further supplemented, amended, or revised, the “Assumption and Rejection Schedule Notice” and the assumption schedule attached thereto, the “Assumption Schedule”), subject to the objection deadlines set forth therein, each of the counterparties to the assumed Executory Contracts and Unexpired Leases has had an opportunity to object to the cure amounts set forth therein.  Subject to the expiration of the objection period with respect to certain Executory Contracts and Unexpired Leases as identified on the Assumption and Rejection Schedule Notice, as to each such Executory Contract or Unexpired Lease, payment of the cure amounts set forth on the Assumption Schedule, or a cure amount otherwise agreed to by the Debtors and the Counterparty, or determined by the Court as applicable, is sufficient for the Debtors to comply fully with the requirements of sections 365(b)(1)(A), (B), and (C) of the Bankruptcy Code.

FURTHER, IT IS HEREBY ORDERED THAT:

A.	Confirmation of the Plan

1.            The Plan, including (a) all modifications to the Plan filed with the Court prior to or during the Confirmation Hearing and (b) all documents incorporated into the Plan through the Plan Supplement, is confirmed pursuant to section 1129 of the Bankruptcy Code. The Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required to effectuate the Plan and the transactions contemplated therein, including each of the Restructuring Transactions.

2.            Any and all objections to the Plan that have not been withdrawn or resolved prior to, or on the record at, the Confirmation Hearing are hereby overruled.

3.            The documents substantially in the forms contained in the Plan Supplement are integral to the Plan and are approved by the Court, and the Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required under the Plan and the Plan Supplement to effectuate the Plan and the transactions contemplated therein including, for the avoidance of doubt, the Restructuring Transactions, the issuance and registration, as applicable, of any new equity interest (including warrants), debt, or subscription rights in connection with the Plan.

4.            The terms of the Plan, the Plan Supplement, and the exhibits substantially in the forms attached thereto, are incorporated herein by reference and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, and the exhibits substantially in the forms attached thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date. The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision, , it being the intent of the Court that the Plan, the Plan Supplement, and the exhibits thereto be confirmed in their entirety.

5.            The Plan provides that on the Effective Date, the Equity Commitment Parties shall fund the New Money Investment in exchange for Reorganized Hertz Parent Common Interests and Preferred Stock. The New Money Investment, as set forth in the Plan and the Equity Commitment Agreement, and all other ancillary documents and terms and conditions thereof are hereby authorized and approved. The failure to specifically reference any particular provision set forth in the Plan Support Agreement or Equity Commitment Agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision, it being the intent of the Court that the Plan Support Agreement, Equity Commitment Agreement, and all other agreements or arrangements entered into by the Plan Sponsors and the Debtors in connection with the New Money Investment, and each and every provision, term and condition thereof be authorized and approved in their entirety.

6.            The Equity Commitment Agreement and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto in accordance with the terms thereof without further order of this Court.

7.            On and after the Effective Date, all documents necessary to effectuate the Rights Offering shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms. All of the Reorganized Hertz Parent Common Interests to be granted in accordance with the terms of the Rights Offering shall (a) be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the Reorganized Debtor Organizational Documents and (b) not be subject to avoidance or recharacterization for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law.

8.            The issuance of Reorganized Hertz Parent Common Interests, Preferred Stock, and the New Warrants (including any shares of Reorganized Hertz Parent Common Interests issuable upon the valid conversion or exercise, as applicable, of the foregoing) in accordance with the Rights Offering Procedures and Equity Commitment Documents, the New Warrants Agreement, and the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors or the Holders of Claims or Interests, as applicable. All Reorganized Hertz Parent Common Interests, Preferred Stock, and New Warrants issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

9.            Subject to the terms of the Plan and the Rights Offering Procedures (as supplemented and modified from time to time), each Eligible Unsecured Funded Debt Holder that executes a Subscription Form and delivers such form to the Subscription Agent or tenders through DTC, as applicable, shall be deemed to have released and irrevocably waived any right to receive payment of any amounts on account of any of its Allowed Unsecured Funded Debt Claim actually tendered in the Rights Offering (including interest, costs, fees, premium, or any “make-whole” amounts) that exceeds the aggregate amount of the principal of such Unsecured Funded Debt Claim, interest accrued, but unpaid as of the Effective Date at the non-default rate, and postpetition interest accrued, but unpaid as of the Effective Date at the Federal Judgment Rate (and such release and waiver shall remain effective notwithstanding any failure by any Eligible Unsecured Funded Debt Holder to properly exercise such Bondholder Subscription Rights in accordance with the Rights Offering Procedures, including by failing to timely deliver the applicable purchase price). If a Holder of Unsecured Funded Debt Claims determines to tender some, but not all of its Allowed Unsecured Funded Debt Claims, the foregoing releases shall only be effective as to those Allowed Unsecured Funded Debt Claims actually tendered in the Rights Offering. In the event that there are no Subscription Rights available to Eligible Unsecured Funded Debt Holders, any waiver by Initial Exercising Unsecured Funded Debt Holders (as such term is defined in the Rights Offering Procedures) to seek payment of amounts (including interest, costs, fees, premiums, or any “make-whole” amounts) in excess of the aggregate amount of the principal of their Unsecured Funded Debt Claims, interest accrued, but unpaid as of the Petition Date at the non-default rate, and postpetition interest accrued, but unpaid as of the Effective Date at the Federal Judgment Rate (as set forth in the Modified Rights Offering Procedures) shall be ineffective.

10.          The terms of any New Organizational Documents and New Warrants Agreement as set forth in the Plan Supplement are approved in all respects. To the extent any New Organizational Document is not attached to the Plan Supplement as of the entry of this Confirmation Order such New Organizational Document is approved to the extent it is consistent with this Confirmation Order, the Plan, the Plan Supplement, and the Plan Support Agreement (including any applicable consent rights therein). The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Bankruptcy Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents, the New Warrants Agreement, and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Bankruptcy Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents and the New Warrants Agreement; (b) issue the Reorganized Hertz Parent Common Interests, Preferred Stock, and the New Warrants (including any shares of Reorganized Hertz Parent Common Interests that may be issuable upon exercise of the New Warrants); (c) perform all of its obligations under the New Organizational Documents and the New Warrants Agreement; and (d) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents and the New Warrants Agreement. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, after the Effective Date, any disputes arising under the New Organizational Documents and the New Warrants Agreement will be governed by the jurisdictional provisions contained therein.

11.          Except for the Regulatory Conditions (defined below), the Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan.

12.          Subject to payment of any applicable filing fees under applicable non-bankruptcy law and the Regulatory Conditions, each federal, state, commonwealth, local, foreign or other governmental agency is authorized to accept for filing and/or recording any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan, the Equity Commitment Agreement, and this Confirmation Order.

13.          The compromises and settlements set forth in the Plan and this Confirmation Order are approved, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and will be effective immediately and binding on all parties in interest on the Effective Date.

14.          The amendments and modifications to the Second Modified Third Amended Joint Chapter 11 Plan of The Hertz Corporation and its Debtor Affiliates [Docket No. 5181] since the filing thereof and incorporated into the Plan are approved in accordance with section 1127(a) of the Bankruptcy Code and Rule 3019(a) of the Bankruptcy Rules.

15.          For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the following provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Court, any of the parties to such release, or any other Entity: (a) Discharge of Claims and termination of Interests (Article VIII.B); (b) Debtor Releases (Article VIII.C); (c) Third-Party Releases (Article VIII.D); (d) Exculpation (Article VIII.E); (e) Injunction (Article VIII.F); and (f) Lien Release (Article VII.H).

16.          All claims that could arise from the European ABS Performance Guarantees are contingent as of the date hereof and, accordingly, are hereby released and disallowed in their entirety as of the Effective Date; provided that such release shall be void and ineffective if the Effective Date does not occur on or before August 30, 2021.

17.          Except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all guarantees, mortgages, deeds of trust, Liens, pledges, or other security interests of any kind whatsoever and howsoever arising against any property of the Estates shall be indefeasibly released and discharged in full, and all of the right, title, and interest of any Holder of and Secured Claim in and to such guarantees, mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. All Holders of Secured Claims are directed to cooperate with the Debtors and the Reorganized Debtors, as the case may be, in implementing the foregoing and any administrative details relating thereto. Additionally, to the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any guarantees, mortgages, deeds of trust, Liens, pledges, or other security interests of any kind whatsoever and howsoever arising against the Debtors or any property of the Estates to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Exit Agent that are necessary or desirable to record or effectuate the release, termination, cancellation or extinguishment of such guarantees, mortgages, deeds of trust, Liens, pledges, or other security interests, including the delivery of any release documentation, the making of any applicable filings or recordings or the delivery of any corporate and/or authority documentation of such Holder required by any jurisdiction in which such guarantees, mortgages, deeds of trust, Liens, pledges, or other securities are filed, registered or recorded, as necessary, to implement such release documentation, filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Any letter of credit issued under the First Lien Loan Documents that expires on or after June 20, 2021 and has not yet been drawn on the Effective Date shall be deemed to be outstanding for purposes of the Plan.

18.          On the Effective Date, pursuant to Article III.B.7(b)(ii) and Article XII.E of the Plan, the 7.000% Unsecured Promissory Notes Claims shall receive payment in full in Cash in the amount of $28,274,393.81 plus interest on such amount from the Petition Date to the Effective Date at the Federal Judgment Rate plus the reasonable and documented 7.000% Unsecured Promissory Notes Trustee’s Fees incurred prior to and as of the Effective Date. Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, following confirmation of the Plan (including after the Effective Date), the 7.000% Unsecured Promissory Notes Trustee’s rights are reserved to also seek allowance and (if allowed) payment of any additional amounts, including additional interest, premiums, damages, fees, indemnities, or other amounts required to render the 7.000% Unsecured Promissory Notes Claims Unimpaired.  Any such additional amounts will only be paid to the extent Allowed by a Final Order of the Bankruptcy Court.  All of the Debtors’ and Reorganized Debtors’ rights to object to the allowance and payment of such additional amounts are reserved. Upon request of the 7.000% Unsecured Promissory Notes Trustee, the Debtors or Reorganized Debtors may take all steps necessary to obtain a new post-Effective Date CUSIP number through which to pay any additional amounts to the extent awarded by the Bankruptcy Court or otherwise available for distribution to the Holders of the 7.000% Unsecured Promissory Notes Claims.

19.          Pursuant to Article III.B.7(b)(ii) of the Plan, (i) the Allowed amount of all other General Unsecured Claims will be determined pursuant to the terms of the Bankruptcy Code and other applicable law so as to render such Claims Unimpaired and (ii) the Allowed amount of any General Unsecured Claim shall include interest accrued from the Petition Date through the date of payment of such Claim at the Federal Judgment Rate; provided that nothing in the Plan or this Confirmation Order shall impair the rights of a Holder of a General Unsecured Claim to seek an Order of the Bankruptcy Court requiring payment of postpetition interest at a different rate to the extent required to render such Claim Unimpaired (and to seek Allowance of such amounts at any time) or the Debtors’ rights to oppose any such action on the grounds that Unimpairment does not require payment of postpetition interest at such rate or at all. The Allowed amount of any ALOC Facility Claim shall include interest accrued from the Petition Date through the date of payment of such Claim at the Federal Judgment Rate, unless the Bankruptcy Court orders otherwise.

20.         Notwithstanding any provisions of the Plan or the Disclosure Statement to the contrary, the First Lien Hedge Claims shall be Allowed against Hertz Corp. and each Subsidiary Guarantor in an aggregate amount (including all accrued but unpaid interest, costs, fees, and indemnities) equal to approximately $2,573,151.51.

21.          The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix maintained by Prime Clerk LLC, and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five (5) business days after the Effective Date. The Debtors shall cause the Confirmation Notice to be published in the New York Times and Wall Street Journal within seven (7) business days after the Effective Date.

B.	Settlement with First Lien Agent

22.          Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, this Confirmation Order hereby settles outstanding disputes between the Debtors, on the one hand, and the First Lien Agent, on behalf of the First Lien Lenders and at the direction of the Required Secured Parties (as defined under that certain Collateral Agency and Intercreditor Agreement dated as of November 2, 2017, as amended, restated, supplemented, or otherwise modified from time to time, the “Collateral Agency and Intercreditor Agreement”) and the ad hoc group of first lien lenders (as described in Docket No. 1520 and, together with the First Lien Agent, the “First Lien Parties”), on the other hand, regarding the First Lien Claims on the following terms (the “First Lien Settlement”):

a.	Certain First Lien Lenders have asserted that, in addition to the treatment set forth in the Plan, the allowed First Lien Claims include (i) default rate postpetition interest totaling $29,217,314.00 as of June 30, 2021, (ii) postpetition interest at a rate representing the difference between ABR and the Eurocurrency Rate (each, as defined in the First Lien Credit Agreement) upon the expiration of the relevant Interest Periods (as defined in the First Lien Credit Agreement) totaling $20,343,204.00 as of June 30, 2021, and (iii) interest at a default rate on the Debtors’ obligation to cash collateralize Letters of Credit (as defined in the First Lien Credit Agreement) on the Petition Date totaling $23,274,293.00 as of June 30, 2021, in each case without regard to the Debtor’s payment of the First Lien Donlen Paydown Amount (clauses (i), (ii) and (iii), the “Additional First Lien Claim Amount”). The Debtors have asserted that the Additional First Lien Claim Amount should not be Allowed Claims.

b.	On the Effective Date, the Debtors shall distribute to the First Lien Agent, on behalf of and to be distributed to the Holders of First Lien Claims, a settlement payment in the amount of $33 million, in addition to the amounts set forth in the Plan, to resolve the Additional First Lien Claim Amount dispute (the “First Lien Settlement Payment”). The First Lien Agent, in its capacity as the Original Senior Lien Agent (as defined in the Intercreditor Agreement) and as directed by the Required Secured Parties (as defined in the Collateral Agency and Intercreditor Agreement), shall assign to a designee of the Debtors all of their rights under the Intercreditor Agreement (the “Intercreditor Rights”) to pursue the remaining Additional First Lien Claim Amount from the Second Lien Note Trustee and the Holders of Second Lien Notes. Such assignment shall be effective as of the Effective Date and shall be valid, irrevocable and unavoidable. The Second Lien Note Trustee and the Holders of the Second Lien Notes shall retain all of their legal, contractual and equitable rights and defenses under the Second Lien Indenture and the Intercreditor Agreement in respect of the Intercreditor Rights.

c.	The First Lien Agent, at the direction of the Required Secured Parties (as defined in the Collateral Agency and Intercreditor Agreement), agrees that (i) the First Lien Settlement resolves any and all objections to the treatment of the First Lien Claims, and the First Lien Agent confirms that it has no objection to the Plan or this Confirmation Order and (ii) as of the Effective Date, it shall not be entitled to pursue receipt of any of the Additional First Lien Claim Amount as a result of the assignment set forth above. The First Lien Settlement resolves the disputes regarding the Additional First Lien Claim Amount described in paragraph 22.a hereof and, notwithstanding anything in the Plan to the contrary, no further Bankruptcy Court order regarding the Additional First Lien Claim Amount shall be necessary or relevant in connection with the Additional First Lien Claim Amount.

d.	On the Effective Date, the Debtors agree that the First Lien Parties shall each be deemed and treated as a Released Party under Article VIII.C. of the Plan. The First Lien Parties agree that, on the Effective Date, each, respectively, shall be Releasing Parties under Article VIII.D of the Plan. In addition, the First Lien Parties shall be Released Parties under Article VIII.D upon each respectively signing a joinder to the Plan Support Agreement on or before the Effective Date.

e.	The First Lien Agent is hereby directed to distribute the First Lien Settlement Payment as follows:

i.	$13,237,782.27 of the First Lien Settlement Payment shall be allocated pro rata to Holders of First Lien Claims as of the First Lien Record Date (as defined below) based on the amount of (a) outstanding and unpaid principal of the Term Loans (as defined in the First Lien Credit Agreement), (b) outstanding and unpaid principal of the Revolving Loans (as defined in the First Lien Credit Agreement), (c) outstanding and unreimbursed drawn Letters of Credit (as defined in the First Lien Credit Agreement), and (d) outstanding and unreimbursed drawn Letters of Credit (as defined in the First Lien Standalone LC Agreement), in each case as of the Effective Date.

ii.	$9,217,099.81 of the First Lien Settlement Payment shall be allocated pro rata to Holders of First Lien Claims based on the amount of unpaid interest on the Term Loans and Revolving Loans (each, as defined in the First Lien Credit Agreement) representing the difference between ABR and the Eurocurrency Rate (each, as defined in the First Lien Credit Agreement) upon the expiration of the relevant Interest Periods (as defined in the First Lien Credit Agreement) as of the Effective Date.

iii.	$10,545,117.92 of the First Lien Settlement Payment shall be allocated pro rata to Holders of First Lien Claims based on the amount of (a) outstanding and undrawn Letters of Credit (as defined in the First Lien Credit Agreement) and (b) outstanding and undrawn Letters of Credit (as defined in the First Lien Standalone LC Agreement), in each case as of June 4, 2021.

The Agent shall distribute the First Lien Settlement Payment and any other amounts distributed to Holders of First Lien Claims under the Plan to the Holders identified on the Register (as defined in the First Lien Credit Agreement and the First Lien Standalone LC Agreement, as applicable) maintained by the First Lien Agent as of 5:00 p.m. prevailing Eastern Time on June 15, 2021 (the “First Lien Record Date”).

23.          The First Lien Agent has received direction (the “First Lien Direction”) to enter into the First Lien Settlement and take such other actions it may deem necessary to implement the First Lien Settlement from the beneficial Holders of the First Lien Claims and counterparties to trades that have not settled as of the date of this Confirmation Order (collectively, the “First Lien Beneficial Holders”) representing more than 50% of the sum of (without duplication) the Outstanding Amount (as defined in the Collateral Agency and Intercreditor Agreement) under the First Lien Credit Agreement and the Outstanding Amount (as defined in the Collateral Agency and Intercreditor Agreement) under the First Lien Standalone LC Agreement, in each case as of the date of the First Lien Direction. The First Lien Direction shall be deemed direction by the Required Secured Parties (as defined in the Collateral Agency and Intercreditor Agreement) pursuant to and in accordance with the Collateral Agency and Intercreditor Agreement, and neither the First Lien Agent nor any such holder providing the First Lien Direction shall have any liability to any party for (i) providing the First Lien Direction, in the case of the First Lien Beneficial Holders, (ii) any action or inaction taken in reliance of the First Lien Direction, or (iii) any other action or inaction taken in furtherance of the transactions contemplated by the Plan or this Confirmation Order.

C.	Settlement with Second Lien Note Trustee

24.          Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, this Confirmation Order hereby settles outstanding disputes between the Debtors, on the one hand, and the Second Lien Note Trustee, on behalf of the Holders of Second Lien Notes, and the ad hoc group of Holders of Second Lien Notes (as described in Docket No. 4977, the “Second Lien Note Group” and together with the Second Lien Note Trustee, the “Second Lien Note Parties”), on the other hand, regarding the Second Lien Note Claims on the following terms (the “Second Lien Settlement”):

a.	The Second Lien Note Trustee and the Second Lien Note Group shall and hereby do withdraw their objections to the Plan in their entirety and support confirmation in all respects.

b.	The Second Lien Note Claims shall be Allowed, as of the Effective Date, as set forth in the Plan except as modified herein.

c.	On the Effective Date, or as soon as practicable thereafter, pursuant to Article III.B.4 and Article XII.E of the Plan, the Second Lien Note Trustee and the Holders of Second Lien Notes (as applicable) shall collectively receive, as treatment under the Plan and in order to be rendered Unimpaired, payment in Cash in an amount, equal to (i) $362,750,694 representing outstanding principal and accrued but unpaid prepetition interest, plus (ii) accrued but unpaid postpetition interest on $362,750,694 at the contract rate set forth in the Second Lien Notes Indenture through the date of payment plus (iii) the Second Lien Indenture Trustee Fees, which shall include without limitation, the completion fee owed to the financial advisor of the Second Lien Note Trustee; provided however that such Second Lien Indenture Trustee Fees (other than those of BOKF NA, Arent Fox LLP and Morris James LLP) shall be reduced by $561,724. The provisions of the Second Lien Note Documents that survive cancellation or discharge of the Second Lien Note Documents and the rights and obligations of the parties arising thereunder, including without limitation, indemnification rights under the Second Lien Note Indenture, shall not be discharged, released or terminated under the Plan or this Confirmation Order. Nothing in the previous sentence shall prevent the cancellation of the Second Lien Indenture as provided in Article IV.P of the Plan, the cancellation of any Liens granted thereunder as provided in Article VII.B of the Plan or the obligations of the Second Lien Notes Trustee to take related actions as set forth therein.

d.	Adequate protection payments in the form of interest made under the Cash Collateral Orders on December 1, 2020, and June 1, 2021, shall be applied first as principal and then as accrued interest on account of the Second Lien Note Claims. For the avoidance of doubt, the Second Lien Note Claim and calculations set forth in section (c) above shall not include paid-in-kind interest provided as adequate protection under the Cash Collateral Order, which amounts the parties agree are not due and owing.

e.	The payments set forth under the Plan shall be permanently and indefeasibly paid and not be subject to turnover, redistribution or adjustment under the Intercreditor Agreement or any other agreement in any respect. On the Effective Date, the Intercreditor Agreement shall be cancelled, discharged, and of no further effect and the rights and obligations of the parties thereunder, including those of the Debtors’ as assignee or otherwise, shall be deemed satisfied, waived and/or released.

f.	On the Effective Date, the Debtors agree that the Second Lien Parties shall each be deemed and treated as a Released Party under Article VIII.C of the Plan. The Second Lien Parties agree that, on the Effective Date, each, respectively, shall be Releasing Parties under Article VIII.D of the Plan. In addition, the Second Lien Note Parties shall be Released Parties under Article VIII.D upon each respectively signing a joinder to the Plan Support Agreement on or before the Effective Date.

The Court finds that, based upon a review of the record, the Second Lien Note Trustee diligently and in good faith, discharged its duties and obligations pursuant to the Second Lien Note Documents and all ancillary and related documents and otherwise conducted itself with respect to all matters in any way related to the claims of the Holders of the Second Lien Notes with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Accordingly, the Second Lien Note Trustee has discharged its duties fully in accordance with the Second Lien Note Documents and all ancillary and related documents.

D.	Unsecured Notes Claims

25.          On the Effective Date, pursuant to Article III.B.5(b)(i), Article VI.D.2(d), and Article XII.E of the Plan, the Holders of Allowed Unsecured Notes Claims shall receive payment in full in Cash in the amounts set forth in the table contained in Article III.B.5(b)(i) of the Plan, plus interest on such amounts from the Petition Date through the Effective Date at the Federal Judgment Rate and the Unsecured Notes Trustees shall receive payment in full in Cash of the Unsecured Notes Trustees’ Fees incurred through the Effective Date.

26.          Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, including without limitation, any releases and/or provisions cancelling securities set forth in the Plan, the rights of the Unsecured Notes Trustees, ALOC Facility Agent, and the Holders of Unsecured Funded Debt Claims to fully seek allowance against the Debtors of all make-whole, premium, and/or contract interest issues under the Indentures or the ALOC Facility Documents are fully preserved to the extent necessary to render the Unsecured Funded Debt Claims Unimpaired, and nothing in the Plan or Confirmation Order shall prejudice such litigation.  All of the Debtors’ and Reorganized Debtors’ rights to object to the allowance and payment of such amounts are reserved.  Any such additional amounts will be paid to the extent Allowed by a Final Order of the Bankruptcy Court as provided in the Plan.  The Debtors agree that the fees and expenses incurred by the Unsecured Notes Trustees in litigating the make-whole, premium and contract interest issues (including, without limitation, the fees and expenses of the Unsecured Notes Trustees’ counsel, financial advisors and agents) are covered by the expense reimbursement provisions of the Indentures, subject to the Debtors’ right to object to such fees and costs on reasonableness grounds (as to amount only).  From and after the Effective Date, the fees and expenses of the Unsecured Notes Trustees will be paid on a regular basis (but no more than monthly) upon presentation of invoices to the Reorganized Debtors without any requirement to seek allowance of such amounts from the Bankruptcy Court.

27.          Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, including without limitation, any releases set forth in the Plan, (but subject to the immediately preceding paragraph) following confirmation of the Plan (including after the Effective Date), the Unsecured Notes Trustees shall be entitled to fully seek allowance of any additional amounts, including without limitation, damages, fees, indemnities, costs, expenses or other amounts and such amounts shall be allowed to the extent required to render the Unsecured Notes Claims Unimpaired.   Any such additional amounts will be paid to the extent Allowed by a Final Order of the Bankruptcy Court as provided in the Plan.   All of the Debtors’ and Reorganized Debtors’ rights to object to the allowance and payment of such additional amounts are reserved.

28.         The Debtors shall obtain a new post-Effective Date CUSIP number through which to pay the make-whole, premium and post-petition interest amounts to the extent awarded by the Court.

29.         Subject to the terms of paragraphs 26-27 above, the members of the Ad Hoc Group of Noteholders6 and the Unsecured Notes Trustees acknowledge that they are Releasing Parties under the Plan.  Further, the Ad Hoc Group of Noteholders and the Unsecured Notes Trustees do not object to paragraph 9 of this Confirmation Order.

30.          Notwithstanding the fact that the Indentures and the Notes will be cancelled on the Effective Date of the Plan, the provisions of the Indentures governing the Noteholders giving direction to the Trustee (including, but not limited to, any provisions of the Indentures related to the Trustee’s rights with respect to such a direction) shall remain in full force and effect post-confirmation (and after the Effective Date).  Nothing herein shall limit the rights of the Unsecured Notes Trustees under Article IV.P of the Plan, including the preservation of any rights of the Unsecured Notes Trustees that survive termination of the Unsecured Notes Documents.

E.	Exit Facilities

31.          On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility Documents. Consistent with the Exit Facility Documents, (i) a portion of the amounts initially committed in respect of the Exit Revolving Credit Facility will be reallocated to a separate tranche of term loans, the net cash proceeds of which will be deposited in an interest bearing account (the “TLC Depositary Account”) to cash collateralize letters of credit to be issued by one or more term loan issuing banks (the “Term Loan Issuing Banks”) pursuant to the Exit Facility Documents and reimbursement obligations in respect thereof (the “Term Loan C Facility” and the Exit Term Loan Facility referred to in the Plan is hereby deemed to be the “Exit Term Loan B Facility” and shall constitute, together with the Term Loan C Facility, the “Exit Term Loan Facility”) and (ii) the Exit Revolving Credit Facility is hereby deemed modified accordingly. The terms of the Term Loan C Facility shall be set forth in the Exit Facility Documents.

6 The “Ad Hoc Group of Noteholders” are the Holders of Unsecured Funded Debt Claims identified in the Second Amended Verified Statement of Willkie Farr & Gallagher LLP and Young Conaway Stargatt and Taylor Pursuant to Bankruptcy Rule 2019 [Docket No. 3220].

32.          Entry of this Confirmation Order shall be deemed (i) approval of the Exit Revolving Credit Facility and the Exit Term Loan Facility (including the transactions contemplated thereby and all actions to be taken, undertakings to be made, obligations to be incurred, and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as the case may be, in connection therewith) and the Exit Facility Documents and (ii) authorization for the Debtors or the Reorganized Debtors, as the case may be, to, without further notice to any party or order of this Court, (A) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Revolving Credit Facility and the Exit Term Loan Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith and (B) enter into and perform under the Exit Facility Documents without further act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person. The Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Exit Facility Documents shall be valid, binding, and enforceable against the Debtors, the Reorganized Debtors, and the other parties to the Exit Facility Documents in accordance with their terms without further corporate or shareholder action by the Debtors, the Reorganized Debtors, or any other Person.

33.          As of the Effective Date, all Liens and security interests granted to the Exit Agent to secure the obligations under the Exit Revolving Credit Facility and the Exit Term Loan Facility in accordance with the Plan and the Exit Facility Documents shall constitute valid, binding, enforceable, and automatically perfected Liens and security interests in the collateral specified in the Exit Facility Documents. The Exit Agent or holder(s) of Liens under the Exit Facility Documents are authorized, on and after the Effective Date, to file with the appropriate authorities mortgages, financing statements, and other documents and to take any other action to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests contemplated to be granted to secure the obligations arising under the Exit Facility Documents shall be, as of the Effective Date, granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit and shall not constitute a preferential transfer, fraudulent conveyance, or fraudulent transfer (or voidable transaction) under the Bankruptcy Code or applicable nonbankruptcy law or be subject to avoidance, recharacterization, or subordination for any purposes whatsoever, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors, the Persons granting such Liens and security interests, and the Exit Agent shall, as of the Effective Date, be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of this Confirmation Order), and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

34.          Notwithstanding anything to the contrary in this Confirmation Order or the Plan, this Court’s retention of jurisdiction shall not govern the enforcement of the Exit Facility Documents or any rights or remedies related thereto. Such enforcement shall be dealt with in accordance with the applicable provisions of the Exit Facility Documents.

F.	Approval of the HVF III Facility

35.          On the Effective Date, the Debtors are authorized to execute and deliver the HVF III Documents to which they are a party and to repay the HVF II Obligations and HVIF Obligations in a manner consistent with the Plan. HVF III Documents, once executed, shall constitute legal and binding obligations of the parties thereto and shall be enforceable according to their terms. Without limiting the generality of the foregoing, on or prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, may form a non-Debtor bankruptcy remote subsidiary or subsidiaries of Hertz Corp. or Reorganized Hertz Parent, as applicable, to issue the HVF III asset-backed securitization facility and/or securities. Simultaneously with the payment of the HVF II Obligations in full, as described in Article IV.H of the Plan, and, to the extent applicable, the payment of the HVIF Obligations in full as provided in the Plan, the Debtors may use any of the vehicles in the HVF II Facility and the Interim Fleet Financing Facility and/or the equity with respect to the HVF II Facility and the Interim Fleet Financing Facility to support any facility or securities issued by HVF III.

36.          The payment of the HVF II Obligations and the HVIF Obligations as provided in the Plan shall constitute the full and final satisfaction, settlement, release, and discharge of each HVF Claim and each Interim Fleet Financing Administrative Claim against the Debtors, including any Administrative Claims granted under section 364(c) of the Bankruptcy Code. Contemporaneously with such payment, (i) the HVF II Notes, the Series 2013-G1 Note, and, to the extent applicable, the Interim Fleet Financing Notes shall be deemed canceled; (ii) the HVF Facility Documents, the HVF II Facility Documents, and, to the extent applicable, the Interim Fleet Financing Facility Documents shall be deemed terminated (except if utilized for HVF III), (iii) all Liens on property of HVF, HVF II, or, to the extent applicable, HVIF arising out of or related to the Series 2013-G1 Note, the HVF II Notes, or, to the extent applicable, the Interim Fleet Financing Notes shall automatically terminate, and all collateral subject to such applicable Liens shall be automatically released, in each case without further action by the HVF Trustee, HVF II Trustee, the HVF II Lenders, the HVIF Trustee, and the Interim Fleet Financing Lenders; and (iv) all undrawn letters of credit issued with respect to the HVF II Facility and the Interim Fleet Financing Facility shall be cancelled. The (i) HVF Trustee, HVF II Trustee, and the HVF II Lenders, and (ii) the HVIF Trustee, and the Interim Fleet Financing Lenders, shall, at the expense of the Debtors or Reorganized Debtors, as applicable, take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by HVF, HVF II, HVIF, the Debtors or the Reorganized Debtors. The Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to cause HVF, HVF II and HVIF to execute and provide to the HVF Trustee, the HVF II Trustee, the HVF II Lenders and the HVIF Trustee and the Interim Fleet Financing Lenders, customary documentation in connection with the repayment of the HVF II Notes and the Interim Fleet Financing Notes, that is reasonably satisfactory to the HVF Trustee, the HVF II Trustee and the ABS Lenders (as defined in the Second Interim HVF Master Lease Settlement Order), and the HVIF Trustee and the Interim Fleet Financing Lenders, and to execute and provide such other documentation and take such other actions as may be reasonably requested by the HVF Trustee, the HVF II Trustee and the ABS Lenders (as defined in the Second Interim HVF Master Lease Settlement Order) and the HVIF Trustee and the Interim Fleet Financing Lenders, in connection with the repayment of the HVF II Notes, and the Interim Fleet Financing Notes.

G.	Approval of the Equity Distribution Procedures

37.          The Equity Distribution Procedures (defined below) are approved.

38.       On or about the Effective Date, the Debtors shall use the following procedures to make distributions to Holders of Interests in Class 11 (Existing Hertz Parent Interests) under the Plan (the “Equity Distribution Procedures”):

a.	Allowance of Equity Interests Constituting Common Stock: Each Holder of an Existing Hertz Parent Interest constituting the common stock of Hertz Parent as of the Effective Date (as reflected by the Depository Trust Company “DTC”) and/or the Debtors’ official register of holders of common stock) shall be deemed to have an Allowed Existing Hertz Parent Interest as of such date and shall receive the distribution provided for Class 11 Existing Hertz Parent Interests as set forth in the Plan.

b.	Matters Concerning Existing Warrants and other Existing Hertz Parent Interests:

i.	Holders of Existing Hertz Parent Interests constituting unexercised warrants, unexercised options, unvested restricted stock units, unvested performance stock units or other similar interests in the Debtors do not hold shares of the common stock of Hertz Parent and, accordingly, shall not be entitled to receive any distributions of cash under the Plan. Further, the pro rata share of such holders in respect of the Reorganized Hertz Parent Common Interests, Subscription Rights, and/or New Warrants, as applicable, shall be deemed to be zero because such interests are unexercised and out of the money and will not have value as of the Effective Date.

ii.	Holders of Existing Hertz Parent Interests constituting Subordinated 510(b) Interests that are not Allowed as of the Effective Date shall not be entitled to receive any distributions on the Effective Date. Further, the Debtors do not anticipate (and shall not be required to) create a reserve for any such Existing Hertz Parent Interests under the Plan or otherwise.

c.	Distribution Mechanics:

i.	On the Effective Date, Prime Clerk shall coordinate with DTC to exchange Existing Hertz Parent Interests constituting common stock of Hertz Parent for cash, Reorganized Hertz Parent Common Interests, Subscription Rights, and/or New Warrants, as applicable, as provided in the Plan. In order to do so, Prime Clerk shall provide the following:

1.	An Issuer Direction Letter to be sent to DTC to stop trading of Existing Hertz Parent Interests constituting common stock of Hertz Parent as of the Effective Date and authorize DTC to coordinate distributions based on a distribution spreadsheet to be provided by Prime Clerk.

2.	A template of a distribution spreadsheet (the “Distribution Spreadsheet”) will be completed by counsel/financial advisors for the Debtors and the Plan Sponsors. The Distribution Spreadsheet shall contain distribution rates (“Distribution Rates”) calculated by the financial advisors for the Debtors and the Plan Sponsors (and reviewed/confirmed by counsel). The Distribution Spreadsheet will be provided to DTC and DTC will use the Distribution Rates to effectuate the distributions under the Plan. The Distribution Rates shall be calculated as the number of Reorganized Hertz Parent Common Interests, New Warrants and cash per share of the Existing Hertz Parent Equity Interests constituting common stock. The Distribution Rates shall not extend past eight (8) decimal places (for example, for each share of old stock, a holder will receive .00005321 new shares, x amount of warrants and x amount of cash). The Distribution Rates shall take into account any applicable factors.[7]

ii.	In addition, the transfer agent (“Transfer Agent”) designated by the Debtors shall receive a list of all registered holders of Existing Hertz Parent Interests constituting the common stock of Hertz Parent as of the Effective Date. The Transfer Agent will make distributions of cash, Reorganized Hertz Parent Common Interests and New Warrants to such Holders as provided in the Plan.

iii.	The Reorganized Debtors, with the consent of the Plan Sponsors, may amend, alter, and change the Equity Distribution Procedures as necessary to implement the making of distributions to the holders of Reorganized Hertz Parent Common Interests in an efficient manner.

7              While Prime Clerk will reasonably review these rates for manifest errors, it will not verify rates or have any responsibility with respect to calculating them. The rounding principle in the Plan will dictate how rounding is applied by DTC.

H.	Certain Provisions Reorganized Hertz Parent Common Interests, Preferred Stock, and New Warrants

39.          The Reorganized Hertz Parent Common Interests, Preferred Stock, and New Warrants may be made eligible for clearance and trading through the book entry facilities of DTC, subject to restrictions on transfer, including any restrictions under the applicable nonbankruptcy law, on or as promptly as practicable after the Effective Date, and the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Reorganized Hertz Parent Common Interests, the Preferred Stock, or New Warrants, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

40.          Pursuant to this Confirmation Order, DTC shall be and hereby is required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Reorganized Hertz Parent Common Interests, Preferred Stock, or New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Hertz Parent Common Interest, the Preferred Stock, the New Warrants or shares of Reorganized Hertz Parent Common Interests issuable upon the valid conversion or exercise, as applicable, of the foregoing are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

I.	Certain Executory Contract and Unexpired Lease Matters

41.            The Executory Contract and Unexpired Lease provisions set forth in Article V of the Plan, and the assumptions, assumptions and assignments, or rejections described in Article V of the Plan, are approved.

42.             Upon the Debtors’ assumption of Executory Contracts or Unexpired Leases assumed pursuant to the Plan or any assumption order entered in the Chapter 11 Cases, and payment in full of the applicable Cure Claim, no default shall exist under any such assumed Executory Contract or Unexpired Lease (the “Assumed Contracts”) and no counterparty to any such Assumed Contract shall be permitted to declare or enforce a default by the Debtor thereunder, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults prior to the date of such assumption, notwithstanding the transactions contemplated by the Plan. Any provision in an Assumed Contract that prohibits or conditions the assignment or sublease of such Assumed Contract (including the granting of a lien therein) or allows the counterparty thereto to terminate, recapture, impose any penalty, declare a default, condition on renewal or extension, or modify any term or condition upon such assignment, sublease, or change of control, constitutes an unenforceable anti-assignment provision that is void and of no force and effect only in connection with the assumption of such Assumed Contract. The failure of the Debtors to enforce at any time one or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Debtors’ rights to enforce every term and condition of the Assumed Contract.

43.            To the extent a counterparty to an Assumed Contract failed to or fails to timely object to the cure amount listed in the Assumption Schedule or any assumption notice previously filed with the Bankruptcy Court, such cure amount shall be deemed to be finally determined and any such counterparty shall be prohibited from challenging, objecting to or denying the validity and finality of such cure amount at any time, and such cure amount, when paid, shall completely revive any Assumed Contract to which it relates.  Notwithstanding anything in the Confirmation Order or the Plan to the contrary, to the extent that the Debtors filed an assumption or rejection notice pursuant to the Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases and (II) Granting Related Relief (the “Assumption and Rejection Procedures Order”) [Docket No. 1246] and an order has not been entered relating to such notice, the Debtors shall be authorized, after entry of this Confirmation Order, to seek entry of an order authorizing assumption or rejection of the subject Executory Contract or Unexpired Lease, which order shall govern the assumption or rejection of such Executory Contract or Unexpired Lease.

J.	Local Tax Authorities Matters

44.            Notwithstanding anything in the Plan or this Confirmation Order to the contrary, (i) any statutory liens of the Orange County, Florida Tax Collector (the “OCTC”) for ad valorem taxes shall not be released, discharged, or extinguished to the extent such tax liens are valid, senior, perfected, and unavoidable, and all parties’ rights to object to the priority, validity amount, and extent of the liens asserted by the OCTC are fully preserved and (ii) any Allowed Other Secured Claims filed by Lubbock Central Appraisal District, Midland County, Tyler ISD, Carrollton-Farmers Branch ISD, Frisco ISD, Richardson ISD, Arlington ISD, City of Grapevine, Grapevine-Colleyville ISD, Potter County Tax Office, Gray County Tax Office, Deaf Smith County Appraisal District, Randall County Tax Office, Briscoe County Appraisal District, Wichita County, Pasadena ISD, Spring Branch ISD, Liberty ISD, City of Houston, Champions MUD, Harris County MUD #2, Alief ISD, Brazoria County Tax Office, Clear Creek ISD, Fort Bend County LID 19, Fort Bend County MUD 129, Fort Bend ISD, Spring ISD, the Delta Lake Irrigation District, Bell County Tax Appraisal District, Taylor County Appraisal District, Brazos County, Midland Central Appraisal District, City of Waco, et al., Williamson County, Denton County, Anderson County, Comal County, and Hays County (the “Certain Texas Taxing Entities”), the Maricopa County Treasure (“MCT”), the Louisiana Department of Revenue (the “LDR”), or the Mississippi Department of Revenue (the “MDOR” and, together with the Certain Texas Taxing Entities, the LDR, and the MCT, the “Certain Taxing Entities”) shall be classified in Class 2.  To the extent applicable state law provides for interest with respect to any portion of the Certain Taxing Entities’ Claims, such interest shall be included in the Certain Taxing Entities’ Claims to the extent set forth in section 511(a) of the Bankruptcy Code.  The Debtors or the Reorganized Debtors, as applicable, shall pay the Certain Taxing Entities’ Claims in full in Cash the unpaid portion of such Holder’s Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable. The Certain Taxing Entities’ and the OCTC’s administrative expense claims for year 2021 ad valorem property taxes shall be paid in the ordinary course of business prior to the state law delinquency date without the necessity of filing administrative expense claims and requests for payment as set forth in 11 U.S.C. Section 503(b)(1)(B)-(D). The prepetition and post-petition tax liens, including statutory liens and privileges, if any, of the Certain Taxing Entities or the OCTC, that secure all amounts ultimately owed shall be expressly retained as provided under state law, and all parties’ rights with respect to such tax liens, including to object to the priority, validity, amount, and extent of any such tax liens (including liens asserted by the Certain Taxing Entities and the OCTC), are fully preserved.  To the extent the Debtors, Reorganized Debtors or any other responsible non-Debtor parties do not pay the post-petition taxes owed to the Certain Taxing Entities or the OCTC prior to delinquency, the post-petition taxes shall accrue interest at the statutory rate until the post-petition taxes and all accrued interest are paid in full.

45.            Notwithstanding anything to the contrary contained herein or therein, nothing contained in the Confirmation Order or Plan shall be deemed: (1) to determine the federal tax liability of any Entity to the Internal Revenue Service (the “IRS”), including, but not limited to, the Debtors; (2) to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability except as provided under Section 505 of the Bankruptcy Code, Sections 157 and 1334 of Title 28 of the United States Code, or any other applicable law; and (3) to grant any relief to any Entity against the IRS that the Bankruptcy Court is prohibited from granting by the Declaratory Judgment Act, 28 U.S.C. § 2201(a), or the Tax Anti-Injunction Act, 26 U.S.C. § 7421(a).

46.           Exemption from Certain Taxes and Fees. To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer or exchange of any securities, instruments, or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) any transfers (directly or indirectly) of property pursuant to the Plan or the Plan Supplement, (iv) any assumption, assignment, or sale by the Debtors of their interests in Unexpired Leases of nonresidential real property or Executory Contracts pursuant to section 365(a) of the Bankruptcy Code, (v) the grant of collateral under the Exit Facility Documents, and (vi) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

K.	Certain Government Matters

47.            Notwithstanding any provision to the contrary in the Disclosure Statement, the Plan, or this Confirmation Order, and any implementing Plan documents (collectively, the “Documents”), nothing shall: (a) authorize the assumption, sale, assignment or other transfer of any licenses, permits, contracts, leases, agreements or other interests of the federal government (collectively, “Federal Interests”) without compliance by the Debtors and Reorganized Debtors with all terms of the Federal Interests and both the Debtors and the Reorganized Debtors shall comply with all applicable non-bankruptcy law; (b) be interpreted to set cure amounts or to require the government to novate, approve or otherwise consent to the assumption, sale, assignment or other transfer of any Federal Interests; (c) affect the rights of the United States to assert setoff and recoupment and such rights are expressly preserved; (d) require the United States to file an administrative claim in order to receive payment for any liability described in section 503(b)(1)(B) and (C) as provided in section 503(b)(1)(D) of the Bankruptcy Code; (e) limit or alter the rights of the United States with respect to section 502(j) of the Bankruptcy Code; (f) limit or alter the rights of the United States under the Bankruptcy Code with respect to the treatment of any of its claims for rejection damages under section 365 of the Bankruptcy Code; or (g) release, discharge, or enjoin any non-Debtor from any liability to the United States nor shall anything in the Documents enjoin the United States from bringing any claim, suit, action or other proceeding against any non-Debtor for any liability whatsoever. Administrative expense claims allowed pursuant to the Plan or section 503 of the Bankruptcy Code shall accrue interest as provided by non-bankruptcy law until paid in full.

48.            Without limiting the foregoing, nothing in the Documents shall: (a) be construed as a compromise or settlement of any claim, interest, or cause of action of the United States; (b) effect a release, enjoin or otherwise preclude any claim whatsoever against any Debtor by or on behalf of the United States for any tax liability arising out of pre-petition or post-petition tax periods for which a required return has not been filed or as a result of a pending audit or audit that may be performed with respect to any pre-petition tax or post-petition tax return; and (c) nothing shall enjoin the United States from amending any claim against any Debtor or Debtors’ Estates with respect to any tax liability arising out of pre-petition or post-petition tax periods for which a required tax return has not been filed or from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax return. Further, any tax liability arising out of pre-petition or post-petition tax periods for which a required return has not been filed or as a result of a pending audit or audit which may be performed with respect to any pre-petition or post-petition tax return shall be paid in accordance with sections 1129(a)(9)(A) and (C) of the Bankruptcy Code. For the avoidance of doubt, nothing contained in the Documents shall be deemed to determine the tax liability of any person or entity, including the federal tax consequences of this Plan, nor shall anything in the Documents be deemed to have conferred jurisdiction upon Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under section 505 of the Bankruptcy Code.

49.            Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-debtor entity in any forum (with respect to such Person’s or entity’s direct liability). For the avoidance of doubt, any legal or equitable rights, claims, causes of action, or defenses of the Debtors, Reorganized Debtors or any non-debtor in respect thereof are reserved and preserved.

50.            Texas Comptroller. The following provisions of this Confirmation Order will govern the treatment of the Texas Comptroller of Public Accounts (the “Texas Comptroller”) concerning the duties and responsibilities of the Debtors and the Reorganized Debtors relating to unclaimed property presumed abandoned (the “Texas Unclaimed Property”) under Texas Property Code, Title 6, Chapters 72-76 and other applicable Texas laws (the “Texas Unclaimed Property Laws”):

a.	Nothing in the Plan or this Confirmation Order shall convert the Texas Unclaimed Property to the property of the Debtors’ estates or vest such property in the Reorganized Debtors.

b.	The Proof of Claim (Claim No. 14128) filed by the Texas Comptroller, Unclaimed Property Division, shall be deemed withdrawn, and the Texas Unclaimed Property shall continue to be held by the Debtors or Reorganized Debtors until such time it is presumed abandoned, pursuant to the terms Article VI.D.5 of the Plan and Texas Unclaimed Property Laws, at which time the Texas Unclaimed Property shall be reported and remitted to the Texas Comptroller in accordance with Texas Unclaimed Property Laws.

c.	The Debtors and Reorganized Debtors shall remain subject to the requirements of Texas Unclaimed Property Laws, including the Texas Comptroller’s right to conduct an audit of Unclaimed Property, however, the Texas Comptroller will not seek payment of any interest or penalty by the Debtors or Reorganized Debtors relating to the remittance of any pre-Effective Date Texas Unclaimed Property upon successful completion of the pending audit.

d.	The Debtors’ and Comptroller’s rights and defenses with respect to any allegations and claims asserted against the Debtors arising from or relating to the Texas Unclaimed Property are hereby reserved; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and the Texas Comptroller, or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Texas Unclaimed Property, if any, that is due in connection with any Texas Unclaimed Property audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Texas Unclaimed Property to the Texas Comptroller.

L.	Certain Insurance Matters

51.            Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, Plan Supplement, the Plan Support Agreement, this Confirmation Order, any agreement or order related to post-petition or exit financing, any bar date notice or claim objection, any document related to the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, grants an injunction, discharge or release, or requires a party to opt out of or object to any releases):

a.	nothing alters, modifies or otherwise amends the terms and conditions of the Insurance Programs and the AIG Insurance Program[8] (including any agreement to arbitrate disputes and any provisions regarding the provision, maintenance, use, nature and priority of any collateral or security relating thereto), except that on and after the Effective Date, the Reorganized Debtors jointly and severally shall assume the AIG Insurance Program in its entirety pursuant to sections 105 and 365 of the Bankruptcy Code;

b.	nothing releases or discharges (i) AIG’s9 security interests and liens on any collateral or security held in connection with the AIG Insurance Program and (ii) AIG’s claims arising from or pursuant to the AIG Insurance Program and such claims are actual and necessary expenses of the Debtors’ Estates (or the Reorganized Debtors, as applicable) and shall be paid in full in the ordinary course of business, whether as an Allowed Administrative Claim under section 503(b)(1)(A) of the Bankruptcy Code or otherwise, regardless of when such amounts are or shall become liquidated, due or paid, without the need or requirement for AIG to file or serve a request, motion, or application for payment of or proof of any Proof of Claim, Cure Claim (or any objection to cure amounts/notices), or Administrative Claim (and further and for the avoidance of doubt, any Claims Bar Date or Administrative Claims Bar Date shall not be applicable to AIG);

8       “AIG Insurance Program” means policies of insurance for workers compensation and/or commercial general liability in effect for the annual periods          commencing on January 1, 1993 through, to and including the annual policy period commencing January 1, 1994; and for the annual policy periods          commencing on January 1, 1999 through to and including the annual policy period commencing on January 1, 2012, and all agreements related thereto,          including payment agreements, assumption agreements, endorsements, addenda, and schedules, and all agreements related thereto, including payment          agreements, assumption agreements, endorsements, addenda, and schedules.

9       “AIG” shall mean National Union Fire Insurance Company of Pittsburgh, Pa. and each of its affiliates and successors that provided insurance to the          Debtors and its affiliates.

c.	the Debtors or the Reorganized Debtors, as applicable shall not sell, assign, or otherwise transfer the AIG Insurance Program (or the proceeds thereof), including, but not limited to, under section 363 of the Bankruptcy Code except with the express written permission of AIG, respectively; and

d.	the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (I) claimants with covered workers’ compensation claims or direct action claims against AIG under applicable non-bankruptcy law to proceed with their claims; (II) AIG to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (A) all workers’ compensation claims covered by the AIG Insurance Program, (B) all claims where a claimant asserts a direct claim against AIG under applicable law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) AIG to draw against any or all of collateral or security held by each respective insurer and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the AIG and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the AIG Insurance Program in such order as AIG may determine; and (IV) subject to the terms of the AIG Insurance Program and/or applicable non-bankruptcy law, AIG to (i) cancel any policies under the AIG Insurance Program, and (ii) take other actions effectuating a setoff), to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the AIG Insurance Program.

M.	Certain Pension Plan Matters

52.            Notwithstanding anything set forth in the Plan, including but not limited to Article VIII of the Plan, or this Confirmation Order, the following claims of the Central States, Southeast and Southwest Areas Pension Fund (“Central States”), a “multi-employer plan” as that term is defined by 29 U.S.C. § 1301(a)(3), are left unimpaired, shall not be released, discharged, or exculpated by the Plan, and shall continue unaltered:  any claims of Central States against the Debtors, Reorganized Debtors, or any other person or entity for withdrawal liability under 29 U.S.C. §§ 1383 and/or 1385, if any, arising after the Petition Date, including but not limited to any claims against any person or entity that is not a Debtor for additional withdrawal liability as described in Article 3.3 of the Agreement between Central States, on the one hand, and Hertz Parent and Hertz Corp., on the other hand, effective December 28, 2012, as amended (as well as all interest, attorneys’ fees, costs, and any and all applicable damages on such additional withdrawal liability pursuant to 29 U.S.C. §§ 1132(g)(2) and 1451(b)). Furthermore, notwithstanding anything set forth in the Plan, including but not limited to Article VIII of the Plan, or this Confirmation Order, Central States shall not be enjoined by the Plan or the Confirmation Order from asserting any of the claims in the preceding sentence.

N.	Administrative Claims Bar Date

53.            Except as otherwise provided in the DIP Order, the Claims Bar Date Order or the Plan, requests for payment of Administrative Claims other than Professional Fee Claims, DIP Claims, HVF Master Lease Claims, Canadian Fleet Financing Administrative Claims, Interim Fleet Financing Administrative Claims, Transaction Expenses, and Administrative Claims arising in the ordinary course of business, including postpetition rent owed pursuant to assumed Unexpired Leases, must be filed with the Bankruptcy Court and served on the Debtors or Reorganized Debtors (as the case may be), the Claims and Noticing Agent and the U.S. Trustee within thirty (30) days from the date of service of notice of the Effective Date. Such proof of Administrative Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Claim and if the Administrative Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the Holder of the Administrative Claim; (iii) the asserted amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v) supporting documentation for the Administrative Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED. IF FOR ANY REASON ANY SUCH ADMINISTRATIVE CLAIM IS INCAPABLE OF BEING FOREVER BARRED AND DISALLOWED, THEN THE HOLDER OF SUCH CLAIM SHALL IN NO EVENT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THE PLAN.

O.	Certain Setoff and Recoupment Matters

54.            Nothing contained in the Plan or Confirmation Order shall affect any valid setoff or recoupment rights of any Governmental Unit against any of the Debtors or any successor Entities, and such rights are expressly preserved.  For the avoidance of doubt, nothing in the Plan or Confirmation Order shall bar the IRS from exercising its nonbankruptcy rights to offset any request for a tax refund for a tax year ending prior to the Petition Date against any prepetition claims of the United States government against any of the Debtors.

55.            Notwithstanding any other provision of the Plan or this Confirmation Order, and without any further action required by Accenture LLP (including, but not limited to, the need to file a motion or Plan objection with the Bankruptcy Court), neither the Plan nor the Confirmation Order shall discharge, release, enjoin, stay or otherwise impair the ability of Accenture LLP or the Debtors to exercise against the other or any of their Affiliates (if their Affiliates are the entities owning the claims) any right to setoff that either party may have against the other or the Reorganized Debtors. The parties reserve all rights with respect to any such set off right and any underlying claims.

56.         Notwithstanding any other provision of the Plan or this Confirmation Order, and without any further action (including, but not limited to, the need to file a motion or Plan objection with the Bankruptcy Court) required by the franchisees represented by FACT, Inc. (“FACT Members”) as listed in the Verified Statement of Schumann Hanlon Margulies, LLC and Saul Ewing Arnstein & Lehr LLP Pursuant to Federal Rule of Bankruptcy Procedure 2019 [Docket No. 2295], neither the Plan nor the Confirmation Order shall discharge, release, enjoin, stay or otherwise impair the ability of FACT Members or the Debtors to exercise against the other or any of their Affiliates (if their Affiliates are the entities owning the claims) any right to setoff that either party may have against the other or the Reorganized Debtors.  The parties reserve all rights with respect to any such set off right and any underlying claims.

57.            Notwithstanding any other provision of the Plan or this Confirmation Order, and without any further action (including, but not limited to, the need to file a motion or Plan objection with the Bankruptcy Court) required by Nanuet Improvements LLC; Riverchase Improvements, LLC; or PG Syracuse, LLC (the “BD Landlords”), neither the Plan nor the Confirmation Order shall discharge, release, enjoin, stay or otherwise impair the ability of the BD Landlords or the Debtors to exercise against the other or any of their Affiliates (if their Affiliates are the entities owning the claims) any right to setoff or recoupment that either party may have against the other or the Reorganized Debtors.  The parties reserve all rights with respect to any such set off or recoupment right and any underlying claims.  Notwithstanding anything contained in the Plan or this Confirmation Order including paragraph 42 hereof, if the Debtors seek to assign any of the BD Landlords’ leases prior to the Effective Date, the Debtors will file a notice of proposed assignment pursuant to the Assumption and Rejection Procedures Order.  To the extent (and solely to the extent) that any provision of this Confirmation Order and any assumption order entered by the Bankruptcy Court with respect to assumption of a lease of a BD Landlord conflicts with the terms of such order, the provisions of such order shall control solely with respect to the assumption of the applicable lease.

58.           Notwithstanding any other provision of the Plan or this Confirmation Order, and without any further action (including, but not limited to, the need to file a motion or Plan objection with the Bankruptcy Court) required by (1) Brixmor Operating Partnership, LP, (2) D C West, California Limited Partnership, (3) Gerrity Group, LLC; (4) PGIM Real Estate, (5) Red Mountain Group, and (6) Weitzman (together, the “Ballard Landlords”), neither the Plan nor the Confirmation Order shall discharge, release, enjoin, stay or otherwise impair the ability of the Ballard Landlords or the Debtors to exercise against the other or any of their Affiliates (if their Affiliates are the entities owning the claims) any right to setoff or recoupment that either party may have against the other or the Reorganized Debtors.  The parties reserve all rights with respect to any such set off or recoupment right and any underlying claims. To the extent (and solely to the extent) that any provision of this Confirmation Order and any assumption order entered by the Bankruptcy Court with respect to assumption of a lease of a Ballard Landlord conflicts, the provisions of such assumption order shall control with respect to the assumption of such lease.

P.	Regulatory Contingency Transaction

59.            Notwithstanding anything in the Plan or this Confirmation Order to the contrary, if on the Effective Date, any Regulatory Condition (as defined below) has not been met, the Debtors are hereby authorized, at their election with the consent of the Plan Sponsors, to consummate a transaction (the “Regulatory Contingency Transaction”) whereby Rental Car Intermediate Holdings, LLC (“RCIH”) will remain a Debtor subject to the oversight of the Bankruptcy Court and will not emerge from these Chapter 11 Cases, all other Debtors (including Hertz Corp. and Hertz Parent) shall become Reorganized Debtors and shall emerge from these Chapter 11 Cases on the Effective Date, and the steps set forth in paragraphs 59 through 70 hereof, to the extent necessary, will be effectuated.

60.        For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or this Confirmation Order, regardless of whether or not RCIH emerges from these Chapter 11 Cases on the Effective Date, (i) the treatment or other rights of General Unsecured Claims (including the timing and amount of distributions in respect thereof and the deadline by which the Debtors or Reorganized must object thereto) against RCIH (to the extent there are any) shall be the same as all other General Unsecured Claims as if RCIH emerged from these Chapter 11 Cases at the same time as all other Debtors on the Effective Date and (ii) the timing of the assumption of any contracts by RCIH (to the extent applicable) shall be determined as if RCIH emerged from these Chapter 11 Cases at the same time as all other Debtors on the Effective Date.

61.            If, immediately prior to the Effective Date, the approval of the Bermuda Monetary Authority with respect to the change of control contemplated by the Plan (the “Bermuda Regulatory Condition”) has not yet been obtained, the following shall occur on the Effective Date:

a.	Hertz Corp. shall transfer all issued and outstanding equity of HIRE (Bermuda) Limited (“HIRE”) to RCIH in exchange for the obligations of RCIH as set forth herein and in any other documentation effecting such transfer.

b.	If the Bermuda Regulatory Condition is satisfied on or prior to the date that is 180 days following the Effective Date, RCIH shall transfer all issued and outstanding equity interests of HIRE to Hertz Corp. as soon as possible following satisfaction of the Bermuda Regulatory Condition.

c.	If the Bermuda Regulatory Condition is not satisfied on or prior the date that is 180 days following the Effective Date, Hertz Corp. may request in writing, and if so requested in writing, RCIH shall take such action to sell or, if such a sale is not feasible, otherwise liquidate the equity or assets of HIRE or cause HIRE to be wound down, in either case (i) in accordance with applicable law and in a manner designed to maximize value and (ii) with the proceeds of such transaction (after payment of liabilities of HIRE) to be irrevocably remitted to Hertz Corp. The 180 day period set forth in the previous sentence may be extended with the written consent of Hertz Corp. and approval of the Bankruptcy Court.

62.            If, immediately prior to the Effective Date, the approval of the Overseas Investment Office with respect to the change of control contemplated by the Plan (the “NZ Regulatory Condition”) has not yet been obtained, the following shall occur on the Effective Date:

a.	Hertz International Ltd. (“HIL”) shall transfer all issued and outstanding equity of Hertz New Zealand Holdings Limited (“Hertz NZ”) to RCIH in exchange for the obligations of RCIH as set forth herein and in any other documentation effecting such transfer, which shall include an unsecured note from RCIH repayable if the NZ Regulatory Condition is not satisfied on or prior to the date that is 180 days following the Effective Date.

b.	If the NZ Regulatory Condition is satisfied on or prior to the date that is 180 days following the Effective Date, RCIH shall transfer all issued and outstanding equity interests of Hertz NZ to HIL as soon as possible following satisfaction of the NZ Regulatory Condition.

c.	If the NZ Regulatory Condition is not satisfied on or prior the date that is 180 days following the Effective Date, HIL may request in writing, and if so requested in writing, RCIH shall take such action to sell or, if such a sale is not feasible, otherwise liquidate the equity or assets of Hertz NZ or cause Hertz NZ to be wound down, in either case (i) in accordance with applicable law and in a manner designed to maximize value and (ii) with the proceeds of such transaction (after payment of liabilities of Hertz NZ) to be irrevocably remitted to HIL in satisfaction of the unsecured note from RCIH. The 180 day period set forth in the previous sentence may be extended with the written consent of HIL and approval of the Bankruptcy Court.

63.            If, immediately prior to the Effective Date, the approval of the Central Bank of Ireland with respect to the change of control contemplated by the Plan (the “Irish Regulatory Condition”) has not yet been obtained, the following shall occur on the Effective Date:

a.	Hertz Holdings Netherlands BV (“HHN”) shall transfer all issued and outstanding equity of Hertz International RE Limited (“Hertz RE”) to RCIH in exchange for the obligations of RCIH as set forth herein and in any other documentation effecting such transfer.

b.	If the Irish Regulatory Condition is satisfied on or prior to the date that is 180 days following the Effective Date, RCIH shall transfer all issued and outstanding equity interests of Hertz RE to HHN as soon as possible following satisfaction of the Irish Regulatory Condition.

c.	If the Irish Regulatory Condition is not satisfied on or prior the date that is 180 days following the Effective Date, HHN may request in writing, and if so requested in writing, RCIH shall take such action to sell or, if such a sale is not feasible, otherwise liquidate the equity or assets of Hertz RE or cause Hertz RE to be wound down, in either case (i) in accordance with applicable law and in a manner designed to maximize value and (ii) with the proceeds of such transaction (after payment of liabilities of Hertz RE) to be irrevocably remitted to HHN. The 180 day period set forth in the previous sentence may be extended with the written consent of HHN and approval of the Bankruptcy Court.

64.            If, immediately prior to the Effective Date, the approval of the Australian Treasurer under the Australian legislation entitled the Foreign Acquisitions and Takeovers Act (Cth) 1976 with respect to the change of control contemplated by the Plan (the “Australian Regulatory Condition”) has not yet been obtained, the following shall occur on the Effective Date:

a.	HHN shall transfer all issued and outstanding equity of Hertz Investment (Holding) Pty. Limited (“Hertz Australia”) to RCIH in exchange for the obligations of RCIH as set forth herein and in any other documentation effecting such transfer.

b.	If the Australian Regulatory Condition is satisfied on or prior to the date that is 180 days following the Effective Date, RCIH shall transfer all issued and outstanding equity interests of Hertz Australia to HHN as soon as possible following satisfaction of the Australian Regulatory Condition.

c.	If the Australian Regulatory Condition is not satisfied on or prior the date that is 180 days following the Effective Date, HHN may request in writing, and if so requested in writing, RCIH shall take such action to sell or, if such a sale is not feasible, otherwise liquidate the equity or assets of Hertz Australia or cause Hertz Australia to be wound down, in either case (i) in accordance with applicable law and in a manner designed to maximize value and (ii) with the proceeds of such transaction (after payment of liabilities of Hertz Australia) to be irrevocably remitted to HHN. The 180 day period set forth in the previous sentence may be extended with the written consent of HHN and approval of the Bankruptcy Court.

65.            Each of HIRE, Hertz NZ, Hertz RE, and Hertz Australia, to the extent that such entity is transferred as described in paragraphs 61 through 64 hereof, is an “Affected Entity” and, collectively, the “Affected Entities.” Each of Hertz Corp., HIL and HHN, as the transferor of the relevant Affected Entity as described above is a “Transferor” and collectively the “Transferors.” The Bermuda Regulatory Condition, the NZ Regulatory Condition, the Irish Regulatory Condition and the Australian Regulatory Condition are each a “Regulatory Condition” and, collectively, the “Regulatory Conditions.” The period of time following the Effective Date during which RCIH owns and operates any Affected Entity is the “Transition Period.”

66.           During the Transition Period, each Affected Entity will be prohibited from declaring, making or paying any dividends or other distributions of any kind, whether in cash or in kind, or making any other payment other than (i) in the ordinary course of business consistent with past practice and in accordance with the TSA (as defined below), or (ii) with the prior approval of the Bankruptcy Court upon motion of RCIH (which motion must, before being filed with the Bankruptcy Court, be agreed to by the applicable Transferor).

67.             During the Transition Period, RCIH will be prohibited from (i) selling or otherwise transferring, directly or indirectly, the equity of any Affected Entity except as set forth herein and (ii) otherwise taking any other action other than (A) in the ordinary course of business consistent with past practice and in accordance with the TSA or (B) with the prior approval of the Bankruptcy Court upon motion of RCIH (which motion must, before being filed with the Bankruptcy Court, be agreed to by the applicable Transferor).

68.             On the Effective Date, (i) all of the issued and outstanding equity interests of Hertz Corp. will be transferred to a newly created wholly-owned subsidiary of Hertz Parent, such subsidiary to be a disregarded entity for federal tax purposes and (ii) certain of the Reorganized Debtors will enter into a Transition Services Agreement (the “TSA”) with RCIH obligating such Reorganized Debtors to provide continued support to the Affected Entities during the Transition Period, at the same level and on the same terms as are provided immediately prior to the Effective Date.  Once all of the Affected Entities are either transferred to their respective Transferors or are liquidated or wound down in accordance with paragraphs 61 through 64 hereof, RCIH shall hereby either be automatically and immediately dissolved or shall emerge from the Chapter 11 as a Reorganized Debtor, in each case at the election of Hertz Corp.

69.            RCIH is authorized to enter into any agreements or take any actions necessary to implement the transactions set forth in paragraphs 59 through 68 hereof.

70.          The Debtors are hereby further authorized to modify the Regulatory Contingency Transaction with the prior consent of the Plan Sponsors and after consulting with the Exit Agent, including, without limitation, by (i) expanding, with the prior consent of the Exit Agent, the group of Affected Entities to include any other direct and indirect subsidiary of Hertz Corp. (and the scope of Regulatory Conditions accordingly) where regulatory conditions remain pending on the Effective Date, (ii) maintaining the Debtors’ current ownership structure notwithstanding that any Regulatory Condition has not yet been obtained, and (iii) making any other changes or additions as are beneficial or appropriate to increase the efficiency of the Regulatory Contingency Transaction and/or maximize value to the Debtors’ stakeholders, including the Plan Sponsors.

71.             Any provision or condition precedent in the Plan, the EPCA, or any other document that a Debtor is party to requiring satisfaction of the Regulatory Conditions is hereby deemed satisfied by the Regulatory Contingency Transaction and the actions taken by any Debtor or the Plan Sponsors as described in paragraphs 59 through 70 hereof are hereby deemed to be in full compliance with the Plan, the EPCA and any other document to which any Debtor or Plan Sponsor is a party.

Q.	Miscellaneous

72.            Notwithstanding Bankruptcy Rule 3020(e), the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry.

73.            All payments required to made on the Effective Date shall be deemed made on such date if paid on or about the Effective Date as part of the transactions consummating the Plan.

74.             In accordance with Article I.A.321 of the Plan, (i) a Holder of a Claim or Interest in a Class that is Unimpaired under the Plan will not be deemed a “Releasing Party” for the purposes of Article VIII.D of the Plan to the extent such Holder filed a timely objection to Article VIII.D of the Plan in accordance with the procedures approved by the Court, and (ii) a Holder of a Claim or Interest in a Class that is Impaired under the Plan will not be deemed a “Releasing Party” for the purposes of Article VIII.D of the Plan to the extent such Holder either (a) abstained from voting, or (b) timely submitted a Ballot to reject the Plan and checked the appropriate box to opt out of the releases contained in Article VIII.D of the Plan in accordance with the procedures approved by the Court.

75.            Notwithstanding any term in the Plan or this Confirmation Order to the contrary: (a) the Texas Comptroller’s, LDR’s, and MDOR’s setoff rights are preserved under § 553 of the Bankruptcy Code; (b) any and all pre- and post-petition tax liabilities owed by the Debtors to the Texas Comptroller, LDR, or MDOR, including those resulting from audits, shall be determined and resolved in accordance with the laws of the states of Texas, Louisiana, or Mississippi (as applicable) and paid in accordance with Article II of the Plan, § 1129(a)(9)(C) of the Bankruptcy Code, or applicable nonbankruptcy law, as applicable; (c) all matters involving the Debtors’ pre- and postpetition tax liabilities to the Texas Comptroller, LDR, or MDOR shall be resolved in accordance with the processes and procedures provided by Texas, Louisiana, or Mississsippi law (as applicable); (d) neither the Texas Comptroller, the LDR,  nor the MDOR shall be required to file any request for payment in order to receive payment of or preserve its rights regarding its postpetition tax liabilities; (e) neither the Texas Comptroller, the LDR, nor the MDOR shall be deemed to have released any of its rights against non-Debtor third parties by virtue of the Plan or the Confirmation Order; and (f) the Texas Comptroller’s, LDR’s, and MDOR’s statutory rights to postpetition and post-Effective Date interest are preserved. The Debtors’, Reorganized Debtors’, Texas Comptroller’s, LDR’s, and MDOR’s rights and defenses under Texas, Louisiana, or Mississippi state law (as applicable) and the Bankruptcy Code with respect to the foregoing are fully preserved.

76.            Notwithstanding any provision of the Plan, nothing in the Plan or the Confirmation Order shall modify, impair, release or prejudice the rights and claims of the beneficial holders of the HHN Notes and the HHN Trustee against HHN or any of HHN’s non-Debtor affiliates party to the HHN Notes Documents (the “Applicable HHN Affiliates”) to determine the amount of any Claims or obligations (e.g., make-whole premiums, early call premiums, or otherwise) owed by HHN or the Applicable HHN Affiliates under the HHN Notes, including the right to seek any such determination in any applicable forum.  The Debtors, HHN, and all of the Applicable HHN Affiliates reserve all of their rights in connection with the foregoing.  Nothing in this paragraph shall modify, impair or alter the release of the HHN Notes Guarantee Claims as set forth in the Plan.

77.         Nothing in the Plan or this Confirmation Order shall limit or affect the terms of any orders lifting the automatic stay and/or determining that the automatic stay does not apply to Claims previously entered by the Bankruptcy Court in these Chapter 11 Cases.

78.           Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in these Chapter 11 Cases after the Effective Date shall be limited to the following parties: (i) the Reorganized Debtors and their counsel, (ii) the U.S. Trustee; (iii) any party that has filed a renewed request after the Effective Date to receive documents pursuant to Bankruptcy Rule 2002, (iv) the Committee, for so long as the Committee survives, and (v) any party known to be directly affected by the relief sought.

79.         This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Confirmation Order and all matters arising in and under, and related to, these Chapter 11 Cases, as set forth in Article XI of the Plan, or pursuant to section 1142 of the Bankruptcy Code.

80.          This Confirmation Order is intended to be a final order, and the period within which an appeal must be filed commences upon the entry hereof.

/s/ Mary F. Walrath
Dated: June 10th, 2021	MARY F. WALRATH
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

See Exhibit 2.1 filed on June 16, 2021

Exhibit B

Form of Notice of Confirmation Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re The Hertz Corporation, et al.,[1] Debtors.	Chapter 11 Case No. 20-11218 (MFW) (Jointly Administered)

NOTICE OF EFFECTIVE DATE AND ENTRY OF ORDER CONFIRMING
THE SECOND MODIFIED THIRD AMENDED JOINT CHAPTER 11 PLAN OF
REORGANIZATION THE HERTZ CORPORATION AND ITS DEBTOR AFFILIATES

PLEASE TAKE NOTICE that on June [●], 2021, The Hertz Corporation (“Hertz”) and its affiliated debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) filed the Second Modified Third Amended] Joint Chapter 11 Plan of Reorganization of The Hertz Corporation and its Debtor Affiliates [Docket No. [●]] (together with the plan supplement, all schedules, and exhibits thereto, and as may be modified, amended, or supplemented from time to time, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that a hearing to consider approval of the Plan was held by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on June 10, 2021.

PLEASE TAKE FURTHER NOTICE that on June [●], 2021, the Bankruptcy Court entered the Order (I) Confirming Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of The Hertz Corporation and its Debtor Affiliates, and (II) Granting Related Relief [Docket No. [●]] (the “Confirmation Order”).

PLEASE TAKE FURTHER NOTICE that, pursuant to the terms of the Confirmation Order, the Debtors hereby provide notice of entry of the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that, the Effective Date of the Plan occurred on [●], 2021.

1           The last four digits of The Hertz Corporation’s tax identification number are 8568. The location of the debtors’ service address is 8501 Williams Road, Estero, FL 33928.  Due to the large number of debtors in these chapter 11 cases, which are jointly administered for procedural purposes only, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein.  A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at https://restructuring.primeclerk.com/hertz.

2           Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan or Confirmation Order (as defined herein), as applicable.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article II.A. of the Plan, the Administrative Claims Bar Date is [●], 2021. Except as otherwise provided in the DIP Order, the Claims Bar Date Order or the Plan, requests for payment of Administrative Claims other than

Professional Fee Claims and DIP Claims must be filed with the Bankruptcy Court and served on the Debtors or Reorganized Debtors (as the case may be), the Claims and Noticing Agent and the U.S. Trustee within thirty (30) days from the date of service of notice of the Effective Date. Such proof of Administrative Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Claim and if the Administrative Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Claim; (iii) the asserted amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v) supporting documentation for the Administrative Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED. IF FOR ANY REASON ANY SUCH ADMINISTRATIVE CLAIM IS INCAPABLE OF BEING FOREVER BARRED AND DISALLOWED, THEN THE HOLDER OF SUCH CLAIM SHALL IN NO EVENT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THE PLAN.

PLEASE TAKE FURTHER NOTICE that, any Holder of a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must submit a Proof of Claim on account of such Claim by no later than [●], 2021 to the Claims and Noticing Agent at the following address: The Hertz Corporation Claims Processing Center, c/o Prime Clerk LLC, Grand Central Station, P.O. Box 4850, New York, New York 10163-4850. ANY CLAIMS ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE NOT FILED WITHIN SUCH TIME SHALL BE DISALLOWED PURSUANT TO THE CONFIRMATION ORDER, FOREVER BARRED FROM ASSERTION, AND SHALL NOT BE ENFORCEABLE AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR PROPERTY OF THE FOREGOING PARTIES, WITHOUT THE NEED FOR ANY OBJECTION BY THE DEBTORS OR THE REORGANIZED DEBTORS, AS APPLICABLE, OR FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT OR ANY OTHER ENTITY, AND ANY CLAIM ARISING OUT OF THE REJECTION OF THE EXECUTORY CONTRACT OR UNEXPIRED LEASE SHALL BE DEEMED FULLY SATISFIED, RELEASED, AND DISCHARGED, NOTWITHSTANDING ANYTHING IN THE SCHEDULES, IF ANY, OR A PROOF OF CLAIM TO THE CONTRARY.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article II.E. of the Plan, the deadline for Professionals to file final applications for compensation for Professional Fee Claims incurred through and including the Effective Date is [●], 2021.

PLEASE TAKE FURTHER NOTICE that the Plan and Confirmation Order may be viewed for free at the website of the Debtors’ claims and noticing agent, Prime Clerk LLC (“Prime Clerk”) at https://restructuring.primeclerk.com/hertz/ or for a fee on the Bankruptcy Court’s website at http://www.deb.uscourts.gov.

2

Dated: June [●], 2021

/s/ DRAFT

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

John H. Knight (No. 3848)

Brett M. Haywood (No. 6166)

Christopher M. De Lillo (No. 6355)

J. Zachary Noble (No. 6689)

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Collins@rlf.com

Knight@rlf.com

Haywood@rlf.com

DeLillo@rlf.com
Noble@rlf.com

—and—

WHITE & CASE LLP

Thomas E Lauria (admitted pro hac vice)
Matthew C. Brown (admitted pro hac vice)
200 South Biscayne Boulevard, Suite 4900
Miami, FL 33131
Telephone: (305) 371-2700
tlauria@whitecase.com
mbrown@whitecase.com

J. Christopher Shore (admitted pro hac vice)
David M. Turetsky (admitted pro hac vice)
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 819-8200
cshore@whitecase.com david.turetsky@whitecase.com

Jason N. Zakia (admitted pro hac vice)
111 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 881-5400
jzakia@whitecase.com

Ronald K. Gorsich (admitted pro hac vice)
Aaron Colodny (admitted pro hac vice)
Andrew Mackintosh (admitted pro hac vice)
Doah Kim (admitted pro hac vice)
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Telephone: (213) 620-7700
rgorsich@whitecase.com
aaron.colodny@whitecase.com
amackintosh@whitecase.com

doah.kim@whitecase.com

Co-Counsel to the Debtors and
Debtors-in-Possession